UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2015

CELLULAR BIOMEDICINE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36498	86-1032927
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 University Avenue, #17 Palo Alto, California	94301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:     (650) 566-5064

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                      Unregistered Sales of Equity Securities.

On March 27, 2015, the Company completed the second and final closing of a financial transaction (the “Financing”) pursuant to which the Company raised approximately $4.6 million in gross proceeds, in the sale of 121,046 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) to select investors at $38.00 per share (the “Final Closing”). As previously disclosed in a Current Report on Form 8-K filed on March 25, 2015, the Company conducted the initial closing of the Financing on March 25, 2015 (the “First Closing”). The aggregate gross proceeds from both closings in the Financing totaled approximately $19.6 million. In the aggregate, 515,786 shares of Common Stock were issued in the Financing (the “Shares”).

In connection with the Financing, the Company has agreed to use commercially reasonable efforts to prepare and file a registration statement covering the resale of the Shares within 30 days of closing. The Company also granted to the investors of both closings of the Financing, certain “piggy-back” registration rights, which are triggered at any time when there is not an effective registration statement covering all of the registrable securities, the Company determines to prepare and file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) relating to an offering of the Company’s securities for the Company’s account or the account of a merger target (subject to certain exceptions, including but not limited to a registration statement on Form S-4 or Form S-8).

The Company will pay a fee in cash equal to 5% of the gross proceeds from non-U.S. investors that were introduced by such finders, which fee will be paid out of the gross proceeds of the Financing

The issuance of the Shares was made in reliance on the exemption from registration provided by Regulation S under the Securities Act.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Form of Subscription Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cellular Biomedicine Group, Inc.

Date: April 15, 2015	By:	/s/ Bizuo (Tony) Liu
Bizuo (Tony) Liu Chief Financial Officer